United States
Securities and Exchange Commission

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 27, 2004

Nature’s Sunshine Products, Inc.
Tax Deferred Retirement Plan

(Exact name of registrant as specified in its charter)

Not Applicable	0-8707	87-0327982
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

75 East 1700 South Provo, Utah 84606
(Address of principal executive offices) (Zip Code)

(801) 342-4300
(Registrant’s telephone number, including area code)

Item 4.  Changes in Registrant’s Certifying Accountant.

On May 27, 2004, the Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan (the “Plan”) dismissed Grant Thornton LLP (“Grant Thornton”) as its independent accountants.  The Plan engaged Tanner + Co. to serve as the Plan’s independent accountants, effective as of such date.  The dismissal of Grant Thornton and hiring of Tanner + Co. were recommended and approved by the Nature’s Sunshine Products, Inc. 401(k) Administration Committee.

Grant Thornton’s audit reports on the Plan’s financial statements as of and for the years ended December 31, 2001 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2001 and 2002 and through May 27, 2004, there were no disagreements with Grant Thornton on any matters of accounting principles or practices, financial statement disclosure, or auditing scope of procedure, which disagreements, if not resolved to Grant Thornton’s satisfaction, would have caused Grant Thornton to make reference to the subject matter of the disagreement in connection with its audit reports on the Plan’s financial statements for such years, and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

The Plan has provided Grant Thornton with a copy of the foregoing disclosures and has requested that Grant Thornton furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not Grant Thornton agrees with the above statements.  The Plan has not received this letter as of the date of this filing and will promptly file such letter as soon as it is received.

During the years ended December 31, 2001 and 2002, the Plan did not consult Tanner + Co. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Plan’s financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

June 4, 2004	Nature’s Sunshine Products, Inc. Tax Deferred Retirement Plan

	By:	Nature’s Sunshine Products, Inc. as Plan Sponsor of the foregoing Plan

/s/ Craig D. Huff
	Name:	Craig D. Huff
	Title:	Chief Financial Officer and Secretary